Exhibit 3.1

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Ceres Tactical Currency L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

The name of the limited partnership is Ceres Tactical Global L.P.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 10th day of October, A.D. 2018.

By: Ceres Managed Futures LLC, General Partner

By:	/s/ Patrick T. Egan
Name:	Patrick T. Egan, President